Exhibit (d)(40)

Amended and Restated Exhibit A

Northern Multi-Manager Funds

Name of Fund	Total Annual Net Fund Operating Expenses	Initial Term
	(expressed as a percentage of each Fund’s average daily net assets)
Multi-Manager Global Listed Infrastructure Fund	1.00%	January 1, 2012 – July 31, 2014
Multi-Manager International Equity Fund	1.35%	January 1, 2012 – July 31, 2014
Multi-Manager Large Cap Fund	1.10%	January 1, 2012 – July 31, 2014
Multi-Manager Small Cap Fund	1.30%	January 1, 2012 – July 31, 2014
Multi-Manager Emerging Markets Equity Fund	1.35%	January 1, 2013 – July 31, 2014
Multi-Manager Global Real Estate Fund	1.10%	January 1, 2013 – July 31, 2014
Multi-Manager High Yield Opportunity Fund	0.90%	January 1, 2013 – July 31, 2014
Multi-Manager Mid Cap Fund	1.00%	January 1, 2013 – July 31, 2014
Multi-Manager Emerging Markets Debt Opportunity Fund	0.93%	October 15, 2013 – July 31, 2015

NORTHERN FUNDS		THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Lloyd A. Wennlund	By:	/s/ Patrick W. Herrington
Name:	Lloyd A. Wennlund	Name:	Patrick W. Herrington
Title:	President	Title:	SVP

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Sr. Vice President